As filed with the U.S. Securities and Exchange Commission on November 1, 2024.

Registration No. 333-282900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BloomZ Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	7819	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Toyo Recording 1F, 4-5-19 Akasaka
Minato-ku, Tokyo 107-0052
Japan
+81 050-3138-4984
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ying Li, Esq.
Lisa Forcht, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2206

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

BloomZ Inc. is filing this Amendment No. 1 (this “Amendment No. 1”) to the Registration Statement on Form F-1 (Registration No. 333-282900), originally filed on October 30, 2024 (the “Registration Statement”), as an exhibit-only filing, solely to replace the opinion of Conyers Dill & Pearman regarding the validity of the Company’s ordinary shares being registered attached as Exhibit 5.1 and the consent of Conyers Dill & Pearman referenced as Exhibit 23.2 (included in Exhibit 5.1). Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibits being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreement filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities, which were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On April 24, 2023, we issued an aggregate of 7,845,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their 100% of the equity interests in BloomZ Japan.

On August 25, 2023, we issued an aggregate of 3,335,000 Ordinary Shares to BloomZ Japan’s shareholders for the exchange of their equity interests in BloomZ Japan, which was issued by BloomZ Japan on May 31, 2023.

On December 11, 2023, the Company’s shareholders approved a sub-division of the Company’s authorized and issued Ordinary Shares at a ratio of 1:5,000, which became effective on December 11, 2023. As a result of the sub-division, the authorized share capital of the Company became US$50,000 divided into 2,500,000,000,000 shares of a par value of US$0.00000002 each, of which 11,185,000 Ordinary Shares were issued and outstanding after the sub-division.

On July 25, 2024, the Company completed its IPO of 1,250,000 Ordinary Shares at a public offering price of $4.30 per share. The gross proceeds raised from the IPO were approximately $5.38 million prior to deducting underwriting discounts and other offering expenses payable by the Company.

On August 26, 2024, we issued 497,400 Ordinary Shares to HeartCore Enterprises, Inc., a Delaware corporation, and 497,400 Ordinary Shares to Spirit Advisors, LLC, a Delaware limited liability company, in consideration of the services they provided to the Company in connection with the Company’s IPO in July 2024.

We may issue up to $30.0 million of Ordinary Shares to White Lion pursuant to the White Lion Purchase Agreement after the date of this prospectus.

These shares are presented on a retroactive basis to reflect the sub-division.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
3.1	Amended and Restated Memorandum of Association, effective dated December 11, 2023, and Articles of Association, effective dated July 1, 2024 (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
4.1	Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered
10.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.3	Form of Director Offer Letter between the Registrant and its directors (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.4	Consulting and Services Agreement dated January 11, 2023 and an Amendment to Consulting and Services Agreement dated September 14, 2023, by and between the Registrant and HeartCore Enterprises, Inc. (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.5	English Translation of Form of Service Agreement (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-275223) initially filed with the Securities and Exchange Commission October 31, 2023)
10.6	English Translation of the loan agreement by and between the Registrant and CyberStep dated August 29, 2024 (incorporated by reference to Exhibit 10.1 of our Form 6-K filed with the Securities and Exchange Commission September 5, 2024)
10.7	Ordinary Share Purchase Agreement, dated as of October 1, 2024, by and between the Registrant and White Lion Capital, LLC (incorporated by reference to Exhibit 99.1 of our Form 6-K filed with the Securities and Exchange Commission October 4, 2024)
10.8	Registration Rights Agreement, dated as of October 1, 2024, by and between the Registrant and White Lion Capital, LLC (incorporated by reference to Exhibit 99.2 of our Form 6-K filed with the Securities and Exchange Commission October 4, 2024)
23.1**	Consent of TAAD LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of COACH Legal Professional Corporation
24.1**	Powers of Attorney (included on signature page to previously filed registration statement)
107**	Filing Fee Table

*	Filed herewith
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, on November 1, 2024.

BloomZ Inc.

By:	/s/ Kazusa Aranami
Kazusa Aranami
Chief Executive Officer, Director, and Chairwoman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kazusa Aranami	Chief Executive Officer, Director, and	November 1, 2024
Name: Kazusa Aranami	Chairwoman of the Board of Directors (Principal Executive Officer)

/s/ Minoru Muranaga	Chief Financial Officer	November 1, 2024
Name: Minoru Muranaga	(Principal Accounting and Financial Officer)

*	Director	November 1, 2024
Name: Yuhi Mimura

*	Director	November 1, 2024
Name: Akira Sugimoto

*	Director	November 1, 2024
Name: Toshiyuki Sugiyama

*By:	/s/ Kazusa Aranami
Name:	Kazusa Aranami Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of BloomZ Inc., has signed this registration statement or amendment thereto in New York, NY on November 1, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.